Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE	July 25, 2013
1329 Millwood Road
McKinney, Texas 75069	Contact:	Frank J. Bilban
972-562-9473		Vice President & CFO

For Immediate Release

ENCORE WIRE REPORTS SECOND QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter and six months ended June 30, 2013.

Net sales for the second quarter ended June 30, 2013 were $289.5 million compared to $264.7 million during the second quarter of 2012. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 8.1% in the second quarter of 2013 versus the second quarter of 2012, accounting for most of the increase in net sales dollars. Aluminum building wire sales also contributed to the increased sales, constituting 6.6% of net sales dollars for the second quarter of 2013 versus 3.5% in the second quarter of 2012. The average selling price of wire per copper pound sold dropped 2.1% in the second quarter of 2013 versus the second quarter of 2012, slightly offsetting the increase in sales dollars. Net income for the second quarter of 2013 was $15.5 million versus $2.4 million in the second quarter of 2012. Fully diluted net earnings per common share were $0.75 in the second quarter of 2013 versus $0.11 in the second quarter of 2012. The second quarter of 2013 included increased aluminum production activity which enabled enhanced overhead allocations that favorably impacted quarterly results by approximately $0.06 to $0.10 in net earnings per share.

Net sales for the six months ended June 30, 2013 were $554.8 million compared to $545.2 million during the same period in 2012. Copper unit volume in the six months ended June 30, 2013 increased 2.6% versus the same period in 2012, offset by a 3.9% drop in average sales prices. Aluminum building wire sales accounted for the increased sales, constituting 6.1% of net sales dollars for the six months ended June 30, 2013 versus 3.2% in the six months ended June 30, 2012. Net income for the six months ended June 30, 2013 was $21.9 million versus $9.1 million in the same period in 2012. Fully diluted net earnings per common share were $1.06 for the six months ended June 30, 2013 versus $0.40 in the same period in 2012.

On a sequential quarter comparison, net sales for the second quarter of 2013 were $289.5 million versus $265.4 million during the first quarter of 2013. Copper wire unit volume increased 13.9% on a sequential quarter comparison, offset somewhat by a 5.2% decrease in average sales prices. Aluminum building wire sales also contributed to the increased sales, constituting 6.6% of net sales dollars for the second quarter of 2013 versus 5.7% in the first quarter of 2013. Net income for the second quarter of 2013 was $15.5 million versus $6.4 million in the first quarter of 2013. Fully diluted net income per common share was $0.75 in the second quarter of 2013 versus $0.31 in the first quarter of 2013.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The second quarter of this year was encouraging to us from both a volume and margin perspective. Unit volumes were up in all building wire products. We believe our expansion of product offerings over the last several years to our existing customer base has been critical to maintaining and perhaps boosting our market share, as our capital expenditures help to drive increased sales. As we have repeatedly noted, one of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That spread increased 18.1% in the second quarter of 2013 versus the second quarter of 2012, while our copper unit volume shipped in the second quarter of 2013 increased 8.1% versus the second quarter of 2012. The copper spread expanded as the average price of copper purchased fell 8.3% in the second quarter of 2013 versus the second quarter of 2012, but the average selling price of wire sold fell only 2.1%, as a result of improved pricing discipline in the industry. That same positive trend was evident on a sequential quarterly comparison, as copper unit sales increased 13.9% with a 5.7% increase in spreads. Our aluminum plant is now on line and capable of producing our full line of products. The aluminum building wire products grew to 6.6% of sales in the quarter, driven by a unit sales increase of 33.7% on a sequential quarter basis. We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $1.2 million in cash as of June 30, 2013, after we purchased 201 acres of land for $25.7 million as previously announced in a press release. We also declared another quarterly cash dividend during the quarter. We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their outstanding effort and our shareholders for their continued support during these challenging times.”

Encore Wire Corporation manufactures a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2012 on previous current reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended June 30,		6 Months Ended June 30,
$’s in 000’s	2013	2012	2013	2012
Net Income	$15,502	$2,370	$21,897	$9,063
Income Tax Expense	8,454	1,702	11,230	4,413
Interest Expense	60	78	123	156
Depreciation and Amortization	3,700	3,627	7,052	7,236

EBITDA	$27,716	$7,777	$40,302	$20,868

Encore Wire Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current Assets
Cash	$1,234	$33,883
Receivables, net	236,172	197,980
Inventories	64,503	63,656
Prepaid Expenses and Other	6,002	11,331

Total Current Assets	307,911	306,850
Property, Plant and Equipment, net	189,621	164,924
Other Assets	543	693

Total Assets	$498,075	$472,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$25,298	$20,112
Accrued Liabilities and Other	23,066	25,245

Total Current Liabilities	48,364	45,357
Long Term Liabilities
Non-Current Deferred Income Taxes	18,081	16,946

Total Long Term Liabilities	18,081	16,946

Total Liabilities	66,445	62,303
Stockholders’ Equity
Common Stock	266	266
Additional Paid in Capital	48,694	48,298
Treasury Stock	(88,134)	(88,134)
Retained Earnings	470,804	449,734

Total Stockholders’ Equity	431,630	410,164

Total Liabilities and Stockholders’ Equity	$498,075	$472,467

Encore Wire Corporation

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
Net Sales	$289,460	100.0%	$264,730	100.0%	$554,811	100.0%	$545,196	100.0%
Cost of Sales	249,309	86.1%	245,339	92.7%	490,359	88.4%	501,344	92.0%

Gross Profit	40,151	13.9%	19,391	7.3%	64,452	11.6%	43,852	8.0%
Selling, General and Administrative Expenses	16,213	5.6%	15,327	5.8%	31,360	5.7%	30,404	5.6%

Operating Income	23,938	8.3%	4,064	1.5%	33,092	6.0%	13,448	2.5%
Net Interest & Other Expense	(18)	0.0%	(8)	0.0%	(35)	0.0%	(28)	0.0%

Income before Income Taxes	23,956	8.3%	4,072	1.5%	33,127	6.0%	13,476	2.5%
Income Taxes	8,454	2.9%	1,702	0.6%	11,230	2.0%	4,413	0.8%

Net Income	$15,502	5.4%	$2,370	0.9%	$21,897	3.9%	$9,063	1.7%

Basic Earnings Per Share	$0.75		$0.11		$1.06		$0.40

Diluted Earnings Per Share	$0.75		$0.11		$1.06		$0.40

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	20,669		21,997		20,667		22,712

-Diluted	20,738		22,037		20,736		22,757

Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04

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